Exhibit 99.1

EnerSys Reports Third Fiscal Quarter of 2009 Results

READING, PA, February 4, 2009—EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the third fiscal quarter of 2009. Net earnings for the Company’s third quarter increased 91% over the third quarter of the prior year to $30.6 million, or $0.63 per diluted share.

The third fiscal quarter of 2009 diluted EPS results significantly exceeded the guidance as previously provided on November 5, 2008 of $0.40—$0.44 per share. The higher performance was due in part to a combination of cost control and selling price management. In addition, the net favorable impact from foreign currency movements in the quarter was approximately $0.10 per share higher than anticipated, when the earnings guidance was provided. This higher than expected currency benefit was due in large part to the unprecedented volatility in global currency markets during the third fiscal quarter.

Net earnings for the third fiscal quarter of 2008 were $16.0 million, or $0.33 per diluted share, which included $0.8 million, $1.1 million pre-tax, unfavorable impact of the continuation of the European restructuring plan.

Net sales for the third fiscal quarter of 2009 were $460.9 million, compared to $553.4 million in the comparable period of the prior year, or a decrease of 17%. The Company’s third quarter sales decline includes approximately 8% due to weaker foreign currencies, primarily the euro compared to the U.S. dollar. Organic sales volume declined approximately 10% as the Company experienced the effects of the ongoing decline in global economic activity. Partially offsetting the decline were ongoing selling price recovery actions which contributed approximately 1%.

The Company’s operating results for its reporting segments for the third fiscal quarter of 2009 compared to the third fiscal quarter of 2008 are as follows (in millions):

	Reserve Power	Motive Power	Consolidated
Three months ended December 28, 2008:
Net sales	$227.4	$233.5	$460.9

Total operating earnings	$20.2	$18.7	$38.9

Three months ended December 30, 2007:
Net sales	$247.9	$305.5	$553.4

Operating earnings before restructuring charges	$13.7	$18.8	$32.5
Restructuring charges	(0.8)	(0.3)	(1.1)

Total operating earnings	$12.9	$18.5	$31.4

Reserve Power total operating earnings increased 57% in the third fiscal quarter of 2009 in comparison with the prior year quarter. A decline in organic volume was more than offset by lower lead costs and improved pricing. Motive Power total operating earnings remained relatively flat in the third fiscal quarter of 2009 in comparison with the prior year quarter as lower volume and moderately lower pricing was offset by the decline in lead costs.

Net earnings for the nine fiscal months of 2009 were up 102% and, on a non-GAAP adjusted basis, were up 66% when compared to the comparable prior year amounts. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Adjusted Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net earnings for the nine fiscal months of 2009 were $81.3 million or $1.63 per diluted share. The nine fiscal months of 2009’s net earnings included the following highlighted items which increased net earnings by $0.6 million, or $0.01 per diluted share: a gain of approximately $8.5 million, $11.3 million pre-tax, or $0.17 per diluted share, from the sale of the Company’s Manchester, England manufacturing facility and other property; a charge of approximately $2.2 million, $3.4 million pre-tax, or $0.04 per diluted share, from an accrual of a court assessment against the Company; costs of approximately $2.1 million, $3.2 million pre-tax, or $0.04 per diluted share, from the Company’s ongoing European restructuring actions; charges of approximately $3.4 million, $5.2 million pre-tax, or $0.07 per diluted share, from the Company’s first fiscal quarter’s refinancing activities; and costs associated with a secondary offering of the Company’s common stock held by certain of its shareholders of $0.2 million, $0.3 million pretax, or $0.01 per diluted share. Excluding these highlighted items, non-GAAP adjusted earnings for the nine fiscal months of 2009 were $80.7 million or $1.62 per diluted share.

Net earnings for the nine fiscal months of 2008 were $40.2 million or $0.83 per diluted share, included an unfavorable $0.17 per share impact from the $8.0 million, $11.4 million pre-tax, of the European restructuring and $0.3 million, $0.4 million pre-tax, unfavorable impact of professional fees related to a secondary offering. Excluding the highlighted charges, non-GAAP adjusted net earnings for the nine fiscal months of 2008 were $48.5 million or $1.00 per diluted share.

Net sales for the nine fiscal months of 2009 were $1.58 billion compared to $1.44 billion in the prior year, or an increase of 9%. The Company’s nine month growth rate includes approximately 9% attributable to price recovery actions, 2% due to stronger average foreign currencies, primarily the euro compared to the U.S. dollar, partially offset by a 2% decline in organic sales volume.

The Company’s operating results for its reporting segments for the nine fiscal months of 2009 and the comparable prior year period are as follows (in millions):

	Reserve Power	Motive Power	Consolidated
Nine months ended December 28, 2008:
Net sales	$732.2	$847.5	$1,579.7

Operating earnings before highlighted items	$67.9	$58.2	$126.1
Gain on sale of facilities	10.9	0.4	11.3
Legal proceedings charge	(3.4)	—	(3.4)
Restructuring charges	(1.7)	(1.5)	(3.2)

Total operating earnings	$73.7	$57.1	$130.8

Nine months ended December 30, 2007:
Net sales	$631.2	$813.6	$1,444.8

Operating earnings before restructuring charges	$31.4	$62.1	$93.5
Restructuring charges	(8.4)	(3.0)	(11.4)

Total operating earnings	$23.0	$59.1	$82.1

“Our earnings for the third quarter were a record with diluted earnings per share of $0.63,” stated John D. Craig, chairman, president and chief executive officer. “As we noted during our call last August we anticipated reduced demand for certain of our products and services, as a result of global economic conditions, and we have since taken numerous steps to address this downturn head on. Our third quarter results reflect some of the benefits of those actions with the remainder to be experienced in future periods. We view this as a time for us to continue to further consolidate operations and undertake additional restructuring of our business. For example, we plan to restructure our Italian operations with the closure of our manufacturing facility there and shifting this production to lower cost facilities. We will be opening a new distribution center to continue to provide responsive service to our customers in that market. We believe that these additional actions, in addition to other actions that are being taken, will have a favorable pre-tax earnings impact of $13 million or $0.19 per share on an annualized basis when fully implemented. In addition, with our strong balance sheet, that includes short term investments of approximately $91 million and has over $200 million in available credit, we believe that we have the financial resources to weather this economic downturn and that we have the capital available to remain active in pursuing further acquisition opportunities. In short, we believe EnerSys will emerge from this economic downturn a leaner and stronger company”

Mr. Craig continued, “In spite of the challenging economic conditions, for the fourth fiscal quarter of 2009 we expect adjusted diluted net earnings per share of between $0.30 and $0.34. This excludes the expected pre-tax $17.5 million or $0.25 per share charge in the quarter from all of our restructuring actions the benefits of which we will experience in future periods.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not directly related to operating unit performance and are unusual in nature and accordingly, are not indicative of ongoing operating results. Management believes these charges or credits are not valid measures of the performance of the Company’s underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts for the third fiscal quarters and nine fiscal months ended December 28, 2008 and December 30, 2007. Non-GAAP adjusted net earnings are calculated excluding highlighted charges and credits. The following table provides additional information regarding certain non-GAAP measures:

	Fiscal quarter ended
	December 28, 2008		December 30, 2007
	(In millions, except share and per share data)
Net earnings reconciliation
As reported net earnings	$30.6		$16.0
Non-GAAP adjustments (net of tax):
Restructuring charges	0.1	(3)	0.8	(3)
Gain on sale of facility	(0.1	)(1)	—
Shelf registration and secondary stock offering	—		0.2	(5)

Non-GAAP adjusted net earnings	$30.6		$17.0

Outstanding shares used in per share calculations:
Basic	48,483,224		47,848,603

Diluted	48,601,254		48,762,362

Non-GAAP adjusted net earnings per share:
Basic	$0.63		$0.36

Diluted	$0.63		$0.35

Reported net earnings per share:
Basic	$0.63		$0.34

Diluted	$0.63		$0.33

	Nine fiscal months ended
	December 28, 2008		December 30, 2007
	(In millions, except share and per share data)
Net earnings reconciliation
As reported net earnings	$81.3		$40.2
Non-GAAP adjustments (net of tax):
Gain on sale of facilities	(8.5	)(1)	—
Legal proceedings charge	2.2	(2)	—
Restructuring charges	2.1	(3)	8.0	(3)
Refinancing related charges	3.4	(4)	—
Secondary offering fees	0.2	(5)	0.3	(5)

Non-GAAP adjusted net earnings	$80.7		$48.5

Outstanding shares used in per share calculations:
Basic	49,130,457		47,277,560

Diluted	49,910,070		48,227,385

Non-GAAP adjusted net earnings per share:
Basic	$1.64		$1.02

Diluted	$1.62		$1.00

Reported net earnings per share:
Basic	$1.65		$0.85

Diluted	$1.63		$0.83

(1)

Resulting from pretax gains of approximately $11.3 million, net of fees and expenses, from the sale of the Manchester, England manufacturing facility, recorded in the first fiscal quarter of 2009 and approximately $0.4 million from the sale of other facilities in the third fiscal quarter of 2009.

(2)	Resulting from pretax charge of approximately $3.4 million in the first fiscal quarter of 2009 for a litigation accrual related to an award against the Company.
(3)

Resulting from pretax charges of approximately $0.1 million or $3.2 million in the third fiscal quarter and nine fiscal months of 2009; and $1.1 million and $11.4 million in the third fiscal quarter and nine fiscal months of 2008, primarily for severance costs related to staff reductions, and in fiscal 2008, fixed asset write-offs for restructuring activities in Europe, related to the Energia acquisition.

(4)

Resulting from pretax charges of approximately $5.2 million in the first fiscal quarter of 2009, of charges related to the refinancing of amounts borrowed under the Company’s prior senior secured credit facility. These charges are comprised of an approximate $4.0 million write-off of deferred financing fees and $1.2 million of losses incurred in terminating certain interest rate swap agreements.

(5)

Resulting from pretax charges of approximately $0.3 million and $0.4 million, respectively, for professional fees related to secondary stock offerings which occurred in the nine fiscal months of 2009 and 2008.

EnerSys

Summary of Earnings (Unaudited)

(In millions, except share and per share data)

	Fiscal quarter ended
	December 28, 2008	December 30, 2007
Net sales	$460.9	$553.4
Gross profit	101.5	97.5
Operating expenses	63.0	65.0
Gain on sale of facility	(0.4)	—
Restructuring charges	0.1	1.1
Operating earnings	38.9	31.4
Earnings before income taxes	46.4	22.2
Net earnings	$30.6	$16.0

Net earnings per common share:
Basic	$0.63	$0.34

Diluted	$0.63	$0.33

Weighted average shares outstanding:
Basic	48,483,224	47,848,603

Diluted	48,601,254	48,762,362

EnerSys

Summary of Earnings (Unaudited)

(In millions, except share and per share data)

	Nine fiscal months ended
	December 28, 2008	December 30, 2007
Net sales	$1,579.7	$1,444.8
Gross profit	323.1	276.1
Operating expenses	197.0	182.5
Gain on sale of facilities	(11.3)	—
Restructuring charges	3.2	11.4
Legal proceedings charge	3.4	—
Operating earnings	130.8	82.1
Earnings before income taxes	117.6	56.6
Net earnings	$81.3	$40.2

Net earnings per common share:
Basic	$1.65	$0.85

Diluted	$1.63	$0.83

Weighted average shares outstanding:
Basic	49,130,457	47,277,560

Diluted	49,910,070	48,227,385

EnerSys will host a conference call to discuss the Company’s third fiscal quarter 2009 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for February 5, 2009, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:
Date:	Thursday, February 5, 2009
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-869-0456
International Dial-In Number:	617-213-4563
Passcode:	94146943

A replay of the conference call will be available from 12:00 p.m. on February 5, 2009, through midnight on

March 5, 2009.

The replay information is:
Via Internet:	http://www.enersys.com
Domestic Replay Number:	888- 286-8010
International Replay Number:	617-801-6888
Passcode:	37772186

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys,

P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release (and oral statements made regarding the subjects of this release) contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act) which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2008. No undue reliance should be placed on any forward-looking statements.